Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                 April 28, 2004
-------------------------------------------------------------------------------


                        CBL & ASSOCIATES PROPERTIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                            1-12494                    62-1545718
-------------------------------------------------------------------------------
(State or other                   (Commission                 (IRS Employer
jurisdiction of                    File Number)           Identification Number)
incorporation)

              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
-------------------------------------------------------------------------------
                                 (423) 855-0001

ITEM 7. Exhibits

Exhibit
Number                          Description

99.1    Earnings Release First Quarter Ended March 31, 2004
99.2    Analyst Conference Call Script - First Quarter Ended March 31, 2004
99.3    Supplemental Information - First Quarter Ended March 31, 2004

ITEM 12.  Results of Operations and Finanical Condition

     On April 27, 2004, CBL & Associates Properties, Inc. (the "Company") reported its results for the first quarter ended March 31, 2004. The Company's earnings release for the first quarter ended March 31, 2004 is attached as
Exhibit 99.1. On April 28, 2004, the Company held a conference call to discuss the first quarter results. The transcript of the conference call is attached as
Exhibit 99.2. The Company has posted to its website certain supplemental financial and operating information related to the first quarter of 2004, which is attached as Exhibit 99.3.

     The information in this Form 8-K and the Exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act 1933, except as shall be expressly set forth by specific reference in such filing.

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.

                                            /s/ John N. Foy
                               ----------------------------------------------
                                                John N. Foy
                                              Vice Chairman,
                                 Chief Financial Officer and Treasurer
                                 (Authorized Officer of the Registrant,
                                    Principal Financial Officer and
                                      Principal Accounting Officer)


Date: April 28, 2004

99.1    Earnings Release - First Quarter Ended March 31, 2004


          [Letterhead of CBL & Associates Properties, Inc.]

Contact:   John N. Foy
           Vice Chairman and CFO
           (423) 855-0001

                        CBL REPORTS FIRST QUARTER RESULTS
* Net income per share increases 29.7% * FFO per share increases 3.4% to $1.23 per share * Same store sales increase 7.5% * Grand Opening held at Coastal Grand
- Myrtle Beach, South Carolina * Acquires three regional malls for $309 million in March and April

CHATTANOOGA, Tenn. (April 27, 2004) CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the first quarter ended March 31, 2004. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this release.

       Net income available to common shareholders increased 32.5% in the first quarter of 2004 to $30,189,000 from $22,776,000 in the prior-year period. On a diluted per share basis, net income available to common shareholders for the first quarter of 2004 increased 29.7% to $0.96 compared with $0.74 in the prior-year period. The increase in the net income includes the gain from the sale of community centers to the Galileo America REIT joint venture. The total gain was $18,289,000 and after adjusting for minority interest in the operating partnership the gain was $9,998,000 or $0.32 per share.

       Funds from operations (FFO) increased 3.5% to $69,660,000 for the first quarter of 2004 from $67,297,000 for the first quarter of 2003. FFO per share on a diluted, fully converted basis increased 3.4% to $1.23 for the first quarter of 2004 from $1.19 in the prior-year period. Gains on sales of outparcels for the first quarter of 2004 were $0.02 per diluted, fully converted share compared with $0.02 for the first quarter one year ago. The gain from the Galileo transaction did not impact FFO as gains from the sale of operating properties are excluded from FFO.

HIGHLIGHTS
|X| Revenues increased 5.7% in the first quarter of 2004 to $172,973,000 from $163,590,000 in the prior-year period. Revenues for the first quarter of 2004 include $1,143,000 in lease termination fees received from tenants compared with $399,000 received during the same period one year ago.

|X| As a result of the application of Statement of Financial Accounting Standards ("SFAS") Nos. 141 and 142, the Company's FFO includes $638,000 of revenues related to the amortization of the market value of leases of acquired properties, compared to $50,000 in the first quarter of 2003. Interest expense in the first quarter includes a reduction of $973,000 related to the amortization of debt premiums associated with above market-rate debt assumed for acquired properties, compared with none for the prior-year period.

|X| Same center net operating income for the portfolio improved in the first quarter of 2004 by 1.7% compared with a 5.0% increase for the prior-year period.

|X| Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls increased 7.5% for the quarter for those tenants who have reported sales compared with a decrease of 3.0% for the first quarter of 2003.


|X| The debt-to-total-market capitalization ratio as of March 31, 2004, was 44.5% based on the common stock closing price of $61.34 and a fully converted common stock share count of 55,808,000 as of the same date. The debt-to-total-market capitalization ratio as of March 31, 2003, was 50.7% based on the common stock closing price of $40.59.

|X| Variable rate debt of $544,952,000 represents 8.3% of the total market capitalization for the Company and represents 18.7% of the Company's total consolidated and unconsolidated debt.

       CBL's chairman and chief executive officer, Charles B. Lebovitz, said "The first quarter was an important period for us in terms of continuing the sales and leasing momentum from the busy holiday season as well as setting the right tone and course for 2004. We met each of these objectives this quarter. Building on the positive sales trends we experienced in the second half of last year, we posted a 7.5% increase in same store sales during the first quarter. We improved occupancy in our malls and community centers and same center NOI in the total portfolio increased by 1.7%. Although we still expect some additional store closings from recent bankruptcies, we will continue to aggressively pursue exciting and more productive tenants to take their place.

        "We are encouraged by recent news that the economy is improving and that retailers in general are experiencing better sales and healthier margins. We anticipated that interest rates would rise as the economy started to improve. Our financial structure is very sound as we have consistently placed long-term, non-recourse fixed rate debt on our stabilized properties. Over the last two years we have placed approximately $800 million in fixed-rate, long-term financing. As a result, our variable rate debt is only 8.3% of our total market capitalization which positions us to focus more on benefiting from the improvement in the economy rather than being concerned with interest rate risks.

       "With the successful grand opening in March of the 900,000-square-foot Coastal Grand which is 90% leased and committed, the acquisition in March of Volusia Mall and Honey Creek Mall for $202 million and the acquisition in April of Greenbrier Mall for $107 million, our active program of new developments and acquisitions is off to a strong start. The addition of these quality regional malls coupled with our program of keeping our properties up to date through renovations and expansions will keep our portfolio at the top of retailers' expansion plans."

PORTFOLIO OCCUPANCY AND SALES*

                                                                             March 31,
                                                              ----------------------------------
                                                                  2004                  2003
                                                              -------------        -------------
Portfolio occupancy:                                                  90.8%                90.5%
  Mall portfolio                                                      91.0%                90.4%
    Stabilized malls (60)                                             91.5%                91.0%
    Non-stabilized malls (3)                                          81.5%                78.4%
Associated centers (24)                                               88.7%                90.9%
Community centers (14)                                                91.6%                90.2%

*Figures do not include the community centers that were included in Phases I &
 II of the Galileo joint venture transaction.

ACQUISITIONS

       During the first quarter the Company acquired two regional malls from entities advised by Faison & Associates, LLC for a total consideration of $202 million and an average yield of 7.75% on income in place. The acquisitions included the 1,065,000 square-foot Volusia Mall in Daytona Beach, Florida, with average mall shop sales of $368 in 2003 and the 681,000 square-foot Honey Creek Mall in Terre Haute, Indiana, with average mall shop sales of $335 during 2003. In April, the Company acquired the 890,000 square-foot Greenbrier Mall located in Chesapeake, Virginia, with average mall shop sales per square foot of $330 in 2003. The Company paid $102.5 million for Greenbrier Mall at a yield of 8% based on income in place. Additionally, the Company paid $4.5 million to prepay the existing debt that the Company did not assume.

PROPERTY SALES

       CBL has now completed Phases I and II of the joint venture with Galileo America REIT, originally announced in September 2003. In January 2004, CBL completed the sale of six community centers and has now sold interests in a total of 47 community centers to the venture. The third and final phase will be completed in January 2005.

OUTLOOK AND GUIDANCE

       Based on today's outlook and the Company's first quarter results, management projects that Funds From Operations (FFO) will be in the range of $4.80 to $4.85 for the year. The Company expects to update its annual guidance after each quarter's results.

                                                                          Low       High

2004 FFO guidance previously provided - February 3, 2004                $4.60    $4.65
Acquisitions of Honey Creek Mall, Volusia Mall
      and Greenbrier Mall (for the year 2004)                            0.18      0.18
First quarter 2004 lease termination fees                                0.02      0.02
                                                                        -----    ------
Revised FFO guidance for 2004                                           $4.80     $4.85
                                                                        =====    ======

                                                                          Low       High

Expected diluted earnings per common share                              $1.38    $1.41
      Add: real estate depreciation and amortization                     2.23      2.23
      Add: depreciation and amortization from unconsolidated
                     affiliates                                          0.08      0.08
      Add: minority interest in earnings of Operating Partnership        1.11      1.13
                                                                        -----    ------
Expected FFO per diluted common share                                   $4.80     $4.85
                                                                        =====    ======

INVESTOR CONFERENCE CALL AND SIMULCAST

       CBL & Associates Properties, Inc. will conduct a conference call at 10:00 am EDT on April 28, 2004, to discuss the first quarter results. The number to call for this interactive teleconference is 913-981-5558. A five-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 452232. A transcript of the Company's prepared remarks will be filed as a Form 8-K following the conference call.

       To receive the CBL & Associates Properties, Inc. first quarter earnings release and supplemental information please visit our website at www.cblproperties.com or contact Investor Relations at 423-490-8292.

       The Company will also provide an online Web simulcast and rebroadcast of its 2004 first quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at www.cblproperties.com, as well as www.streetevents.com and www.fulldisclosure.com on April 28, 2004, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 13, 2004.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

       FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional indicator of the operating performance of the Company's properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO enhances investors' understanding of the Company's operating performance.


       FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

       Net operating income ("NOI") is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

       Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations.

Pro Rata Share of Debt

       The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affects the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

       CBL & Associates Properties, Inc. is one of the top five owners of shopping centers in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA. CBL owns or holds interests and manages 165 properties, including 64 enclosed regional malls. The properties are located in 27 states and total 66.5 million-square-feet including 2.0 million-square-feet of non-owned shopping centers managed for third parties. CBL has five projects under construction totaling approximately 1.4 million-square-feet including one regional mall - Imperial Valley Mall in the Imperial Valley region of California, one community center and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at www.cblproperties.com.

       Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

 CBL Reports First Quarter Results
 Page 5
 April 27, 2004


            CBL & Associates Properties, Inc.
          Consolidated Statements of Operations
   (Unaudited; in thousands, except per share amounts)

                                                               Three Months Ended
                                                                       March 31,
                                                             ------------------------
                                                               2004           2003
                                                            ----------     ----------

 REVENUES:
 Minimum rents                                               $ 109,051     $ 102,719
 Percentage rents                                                6,696         6,327
 Other rents                                                     2,786         2,029
 Tenant reimbursements                                          48,198        47,851
 Management, development and leasing fees                        1,795         1,319
 Other                                                           4,447         3,345
                                                            ----------     ----------
 Total revenues                                                172,973       163,590
                                                            ----------     ----------
 EXPENSES:
 Property operating                                             27,746        26,197
 Depreciation and amortization                                  32,745        26,225
 Real estate taxes                                              13,193        13,949
 Maintenance and repairs                                        10,285        10,527
 General and administrative                                      8,233         6,353
 Other                                                           3,032         2,341
                                                            ----------     ----------
 Total expenses                                                 95,234        85,592
                                                            ----------     ----------
 Income from operations                                         77,739        77,998
 Interest income                                                   880           579
 Interest expense                                              (40,445)      (36,956)
 Gain on sales of real estate assets                            19,825         1,104
 Equity in earnings of unconsolidated affiliates                 2,864         1,757
 Minority interest in earnings:
 Operating partnership                                         (25,034)      (20,637)
 Shopping center properties                                     (1,248)         (540)
                                                            ----------     ----------
 Income before discontinued operations                          34,581        23,305
 Operating income of discontinued operations                        29           228
 (Loss) gain on discontinued operations                             (5)        2,935
                                                            ----------     ----------
 Net income                                                     34,605        26,468
 Preferred dividends                                            (4,416)       (3,692)
                                                            ----------     ----------
 Net income available to common shareholders                 $  30,189     $  22,776
                                                            ==========     ==========
 Basic per share data:
 Income before discontinued operations, net of
   preferred dividends                                       $    1.00     $    0.66
 Discontinued operations                                             -          0.11
                                                            ----------     ----------
 Net income available to common shareholders                 $    1.00     $    0.77
                                                            ==========     ==========
 Weighted average common shares outstanding                     30,324        29,726

 Diluted per share data:
 Income before discontinued operations, net of
    preferred dividend                                       $    0.96     $    0.64
 Discontinued operations                                             -          0.10
                                                            ----------     ----------
 Net income available to common shareholders                 $    0.96     $    0.74
                                                            ==========     ==========
 Weighted average common and potential dilutive
 common shares outstanding                                      31,567        30,803

 CBL Reports First Quarter Results
 Page 6
 April 27, 2004


              CBL & Associates Properties, Inc.
 The Company's calculation of FFO is as follows (in thousands):


                                                                   Three Months Ended
                                                                        March 31,
                                                                -------------------------
                                                                    2004         2003
                                                                ----------     ----------

 Net income available to common shareholders                      $ 30,189      $ 22,776

 Add:
 Depreciation and amortization from consolidated properties         32,745        26,225
 Depreciation and amortization from unconsolidated affiliates        1,196           896
 Depreciation and amortization from discontinued operations              -            97
 Minority interest in earnings of operating partnership             25,034        20,637

 Less:
 Gain on disposal of operating real estate assets                  (19,081)            -
 Minority investors' share of depreciation and amortization           (293)         (266)
 (Gain) loss on disposal of discontinued operations                      5        (2,935)
 Depreciation and amortization of non-real estate assets              (135)         (133)
                                                                ----------     ----------

 Funds from operations                                           $  69,660      $ 67,297
                                                                ==========     ==========

 Funds from operations applicable to Company shareholders        $  38,082      $ 36,104
                                                                 =========     =========
 Basic per share data:
 Funds from operations                                           $   1.26       $   1.21
                                                                 =========     =========
Weighted average common shares outstanding with operating
   partnership units fully converted                                55,471        55,409

 Diluted per share data:
 Funds from operations                                           $   1.23       $   1.19
                                                                 =========     =========
Weighted average common and potential dilutive common shares
   outstanding with operating partnership units fully converted     56,713        56,486

 SUPPLEMENTAL FFO INFORMATION:

 Straight-line rental income                                     $     650      $    970
    Straight-line rental income per share                        $    0.01      $   0.02

 Gains on outparcel sales                                        $   1,339      $  1,102
    Gains on outparcel sales per share                           $    0.02      $   0.02

 Rental revenue recognized under SFAS Nos. 141 and 142           $     638      $     50
    Rental revenue recognized under SFAS Nos. 141 and 142
        per share                                                $    0.01      $      -

 Amortization of debt premiums                                   $     973      $      -
    Amortization of debt premiums per share                      $    0.02      $      -

 Lease termination fees                                          $   1,143      $    399
   Lease termination fees per share                              $    0.02      $   0.01


 CBL Reports First Quarter Results
 Page 7
 April 27, 2004



Same-Center Net Operating Income
(Dollars in thousands)

                                                              Three Months Ended
                                                                       March 31,
                                                           -----------------------
                                                              2004         2003
                                                           ----------   ----------

Net income                                                   $ 34,605    $ 26,468

Adjustments:
Depreciation and amortization                                  32,745      26,225
Depreciation and amortization from unconsolidated affiliates    1,196         896
Depreciation and amortization from discontinued operations          -          97
Minority investors' share of depreciation and amortization in
   shopping center properties                                    (293)       (266)
Interest expense                                               40,445      36,956
Interest expense from unconsolidated affiliates                 1,417       2,096
Minority investors' share of interest expense in
   shopping center properties                                    (415)       (414)
Abandoned projects expense                                        441           8
Gain on sales of real estate assets                           (19,825)     (1,104)
Gain on sales of real estate assets from unconsolidated
  affiliates                                                     (592)          -
Minority interest in earnings - Operating Partnership          25,034      20,637
Gain on discontinued operations                                     5      (2,935)
Operating Partnership share of total NOI                      114,763     108,664
General and administrative expenses                             8,233       6,353
Management fees and non-property level revenues                (5,383)     (1,742)
Operating Partnership's share of property NOI                 117,613     113,275
NOI of non-comparable centers                                 (12,876)    (10,244)
                                                           ----------   ----------
Same center NOI                                              $104,737    $103,031
                                                           ==========   ==========

Malls NOI                                                    $ 94,734    $ 95,479
Associated centers NOI                                          5,525       4,102
Community centers NOI                                           1,691       1,579
Other NOI                                                       2,787       1,871
                                                           ----------   ----------
                                                             $104,737    $103,031
                                                           ==========   ==========
Percentage Change:
Malls NOI                                                       -0.8%
Associated centers NOI                                          34.7%
Community centers NOI                                            7.1%
Other NOI                                                       49.0%
                                                           ----------     ----------
Total same center NOI                                            1.7%
                                                           ==========     ==========

 CBL Reports First Quarter Results
 Page 8
 April 27, 2004


Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)


                                                                                     March 31, 2004
                                                                    --------------------------------------------
                                                                     Fixed Rate     Variable Rate     Total
                                                                    --------------------------------------------
Consolidated debt                                                     $ 2,369,807      $ 446,075    $ 2,815,882
Minority investors' share of consolidated debt                            (53,683)             -        (53,683)
Company's share of unconsolidated affiliates' debt                         59,311         98,877        158,188
                                                                    --------------------------------------------
Company's share of consolidated and unconsolidated debt               $ 2,375,435      $ 544,952    $ 2,920,387
                                                                   ===============-==============--=============
Weighted average interest rate                                              6.56%          2.46%          5.80%
                                                                   ===============-==============--=============

                                                                          March 31, 2003
                                                                    --------------------------------------------
                                                                     Fixed Rate     Variable Rate     Total
                                                                    --------------------------------------------
Consolidated debt                                                     $ 1,943,722      $ 499,760    $ 2,443,482
Minority investors' share of consolidated debt                            (19,992)             -        (19,992)
Company's share of unconsolidated affiliates' debt                         38,033         28,229         66,262
                                                                    --------------------------------------------
Company's share of consolidated and unconsolidated debt               $ 1,961,763      $ 527,989    $ 2,489,752
                                                                   ===============-==============--=============
Weighted average interest rate                                              7.09%          3.23%          6.27%
                                                                   ===============-==============--=============


Debt-To-Total-Market Capitalization Ratio as of March 31, 2004
(In thousands, except stock price)                                     Shares
                                                                    Outstanding    Stock Price (1)    Value
                                                                    --------------------------------------------
Common stock and operating partnership units                               55,808     $ 61.34       $ 3,423,263
8.75% Series B Cumulative Redeemable Preferred Stock                        2,000     $ 50.00           100,000
7.75% Series C Cumulative Redeemable Preferred Stock                          460     $ 250.00          115,000
                                                                                                    ------------
Total market equity                                                                                   3,638,263
Company's share of total debt                                                                         2,920,387
                                                                                                    ------------
Total market capitalization                                                                           6,558,650
                                                                                                   =============
Debt-to-total-market capitalization ratio                                                                 44.5%
                                                                                                   =============

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on March 31, 2004. The stock price for the preferred stock represents the face value of each respective series of preferred stock.


Reconciliation of Shares and Operating Partnership Units Outstanding (In thousands)

                                                        Three Months Ended
                                                                       March 31,
                                                    ------------------------------
                                                       Basic          Diluted
                                                    -------------  ---------------
2004:
Weighted average shares - EPS                             30,324           31,567
Weighted average operating partnership units              25,147           25,146
                                                    -------------  ---------------
Weighted average shares- FFO                              55,471           56,713
                                                    =============  ===============

2003:
Weighted average shares - EPS                             29,726           30,803
Weighted average operating partnership units              25,683           25,683
                                                    -------------  ---------------
Weighted average shares- FFO                              55,409           56,486
                                                    =============  ===============

Dividend Payout Ratio                                    Three Months Ended
                                                                       March 31,
                                                    ------------------------------
                                                        2004            2003
                                                    -------------  ---------------
Dividend per share                                       $ 0.725          $ 0.655
FFO per diluted, fully converted share                    $ 1.23           $ 1.19
                                                    -------------  ---------------
Dividend payout ratio                                      58.9%            55.0%
                                                    =============  ===============

 CBL Reports First Quarter Results
 Page 9
 April 27, 2004

Consolidated Balance Sheets
(Preliminary and unaudited,  in thousands)

                                                           March 31,     December 31,
                                                              2004           2003
                                                          -----------     -----------
 ASSETS
 Real estate assets:
 Land                                                     $  583,053      $   578,310
 Buildings and improvements                                3,890,836        3,678,074
                                                          -----------     -----------
                                                           4,473,889        4,256,384
 Less: accumulated depreciation                             (494,725)        (467,614)
                                                          -----------     -----------
                                                           3,979,164        3,788,770
 Real estate assets held for sale                             60,500           64,354
 Developments in progress                                     51,879           59,096
                                                          -----------     -----------
 Net investment in real estate                             4,091,543        3,912,220
 Cash, restricted cash and cash equivalents                   35,789           20,332
 Cash in escrow                                                    -           78,476
 Receivables:
 Tenant, net of allowance                                     40,037           42,165
 Other                                                        11,438            3,033
 Mortgage notes receivable                                    27,506           36,169
 Investment in unconsolidated affiliates                      84,895           96,450
 Other assets                                                 77,296           75,465
                                                          -----------     -----------
                                                          $4,368,504      $ 4,264,310
                                                          ===========     ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Mortgage and other notes payable                        $ 2,813,356      $ 2,709,348
 Mortgage notes payable on real estate assets held
  for sale                                                     2,526           28,754
 Accounts payable and accrued liabilities                    160,289          161,478
                                                          -----------     -----------
 Total liabilities                                         2,976,171        2,899,580
                                                          -----------     -----------
 Commitments and contingencies
 Minority interests                                          540,483          526,993
                                                          -----------     -----------
 Shareholders' equity:
 Preferred Stock, $.01 par value                                  25               25
 Common Stock, $.01 par value                                    307              303
 Additional paid-in capital                                  824,106          818,051
 Deferred compensation                                        (1,511)          (1,607)
 Retained earnings                                            28,923           20,965
                                                          -----------     -----------
 Total shareholders' equity                                  851,850          837,737
                                                          -----------     -----------
                                                          $4,368,504       $4,264,310
                                                          ===========     ===========

The March 31, 2004 balance sheet is preliminary as of the date of this report. Please refer to the Company's Quarterly Report on Form 10-Q when filed for the final balance sheet as of March 31, 2004.



99.2     Analyst Conference Call Script - First Quarter Ended March 31, 2004

CBL & ASSOCIATES PROPERTIES, INC.
Conference Call, First Quarter 2004
April 28, 2004 @ 10:00 AM EDT

Thank you and good morning. We appreciate your participation in today's conference call to discuss our 2004 first quarter results. With me today is Stephen Lebovitz, the Company's President, and Kelly Sargent, Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the earnings release and additional supplemental schedules, will be furnished to the SEC as a Form 8-K and will be available on our website. Last night we posted the supplement schedules on our website which can be found in the investor relations section, under financial reports. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP financial measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure was included in the earnings release that will be in the Form 8-K.

Thank you, Kelly.

Notwithstanding the volatility that the REIT sector has been experiencing during the last few weeks, we have good news to report as it relates to the economy and to CBL's performance. The most recent issue of Business Week's commentary states "It's beginning to look like the US economy is on a tear. Business confidence soared to a 20 year high in the first quarter, and surveys of both industrial and service-sector companies show that business activity is at unusually high levels. Perhaps most important, jobs are coming back, maybe even faster than anyone had expected. And on top of that, the latest retail sales data shows that consumers are stepping up to the cash register in droves."

The article goes on to point out that there are now concerns about inflation and that the Fed will be raising rates. While no one welcomes higher interest rates, our strategy has consistently been to fix interest rates with long term, non-recourse debt on our stabilized properties. Accordingly, the general concern of rising interest rates does not impact us in the medium term in any significant way. Over the last two years we have placed over $800 million of fixed rate long-term debt. We have only $190 million of loan maturities, or only 7% of our total debt, maturing over the next twenty-four months. Our debt maturity schedule reflects our strategy of minimizing interest rate risk.

Retail sales continue to improve and retailer margins are improving as well. These are indicators that retailers will continue to add new stores in regional malls.

The first call FFO mean for CBL for the first quarter was $1.16 per share. Let us spend a few minutes and explain why we exceeded the mean by $0.07 per share.

1. We had estimated that we would generate $0.04 per share in 2004 from the sale of outparcels. Due to timing, in the first quarter we reported $0.02 per share of outparcel sales, exceeding our projections by $0.01 per share. We maintain our guidance of $0.04 per share of outparcel sales for the full year of 2004.
2. The two regional mall acquisitions that closed during the first quarter added $0.01 per share in the first quarter. For the year 2004, the total accretion for these two malls and the one acquired in April is $0.18 per share, based on the date of the acquisitions. This guidance is consistent with our earnings guidance in yesterday's release and includes $0.04 per share for SFAS 141 and 142.
3. We received $0.02 per share of lease termination fees. As we have stated, we do not budget for lease termination fees.
4. $0.03 per share primarily as a result of better than anticipated income in our taxable REIT subsidiary that is non-recurring.

Financial Review
During the first quarter, operating performance improved, resulting in FFO per share growth of 3.4% or $0.04 per share. Of this increase, 83% was represented by external growth. The external growth resulted from the new developments and acquisitions completed in 2003 and the first quarter of 2004. The internal growth resulted primarily from the 1.7% same center NOI growth.

It is worthy of noting that on a comparable basis, excluding the community centers sold to the Galileo joint venture and other third parties, our FFO growth per share would have increased by 14%. The Galileo joint venture transaction resulted in reducing our debt to total market capitalization by 350 basis points. We are more convinced than ever that this joint venture transaction is favorable for both CBL and Galileo. We have redeployed all of the funds raised into our recently announced acquisitions and we are now even more involved in the community center business by pursuing acquisitions as well as continuing our development program.

A few additional comments on the first quarter results:

1. Specialty leasing revenues increased 23% or by $1.8 million over the first quarter last year.

2. Sponsorship and branding income increased 55% or by $380,000 compared to the same quarter one year ago.

3. G&A in the first quarter reflected a 30% increase, or approximately $1.9 million compared to the first quarter last year. This increase included additional personnel, salary adjustments and bonuses of nearly $1.3 million in connection with the new developments and acquisitions we completed. We also increased the state tax reserves by $430,000. We estimate annual G&A in the range of $34 million for the year.

As we stated in our earnings release, the first quarter same-center NOI growth was 1.7% for the total portfolio, driven by steady occupancy levels and specialty leasing. The breakdown for the quarter by property type is as follows:

1. Same center mall NOI decreased 0.8%, or $745,0000, primarily due to the loss of income from bankrupt tenants. Because of these bankruptcies and other mall tenants, our bad debt expense and charges against revenues increased $4.4 million over the prior year period. Excluding these charges the same center mall NOI growth would have been 4.1%. Same center NOI for the portfolio would have been 6.2%. In addition, we also sustained the temporary loss of income while adding big boxes and fresh new retail concepts to our malls.

2. Associated centers experienced an increase of 34.8% or $1.4 million of which $700,000 resulted from the collection of lease termination fees.

3.   NOI for community centers which we wholly own increased 7.1% or $112,000.

Our cost recovery ratio was 94.1% for the quarter compared with 94.4% in the first quarter of 2003. We expect that our cost recovery ratio for the balance of the year will be in the mid 90% range.

Our total debt to market capitalization at the end of the first quarter was 44.5%, compared to 50.7% a year ago, continuing to give us financial flexibility. In addition, our floating rate debt accounts for 18.7% of our total debt and represents 8.3% of our total market capitalization. The variable rate debt includes construction loans, lines of credit and short-term loans on operating properties. The dividend payout ratio was 59% at quarter-end, providing us the ability to continue to utilize retained FFO for opportunities that may arise.

Our financial coverage ratios remain strong with EBITDA coverage ratio of 2.81 for the first quarter of 2004 compared to 2.85 for the same period in 2003. The slight change was a result of the increase in interest expense due to certain loans converted from floating rate to fixed rate debt.

Now, I will hand over the call to Stephen Lebovitz to discuss new developments, leasing, retail sales and acquisitions.

Thank you John and good morning.

During the first quarter of 2004 we accomplished several significant objectives for our portfolio:

1. In March, we held the Grand Opening of Coastal Grand-Myrtle Beach - which opened at 90% leased and committed, and introduced over 300,000 square feet of new retailers to the market. New retailers include Dillard's, Ann Taylor Loft, Cache, Brookstone, Dick's Sporting Goods, Abercrombie & Fitch, Hollister and many more.

2. In March, we acquired two malls for a total investment of $202 million with an average cap rate of 7.75% on income in place.

3. In January we contributed six community centers to the Galileo joint venture generating $63 million.

4. In April we acquired Greenbrier Mall for $107 million that included a prepayment fee of $4.5 million for debt that CBL did not assume. This prepayment is part of the purchase price and not a charge against FFO. Including the debt prepayment of $4.5 million, the cap rate would have been 7.8% compared to 8% excluding the fee.

5. A fourth mall is under contract that we anticipate closing on by the end of the second quarter. Total investment on this acquisition will be approximately $80 million.

Developments

On Wednesday, March 17, we opened Coastal Grand-Myrtle Beach with our 50/50 joint venture partner Burroughs & Chapin. It is an outstanding shopping destination, offering both locals and tourists an exceptional place to shop, dine and have a great experience. The architecture of the mall is unique to any other property in the Myrtle Beach area featuring palm tree lined streets, creative designs and lighted fountains in the many ponds located on the property. Coastal Grand has received rave reviews from the community and the retailers and is off to a terrific start.

The enormous amount of traffic at the successful grand opening has continued. The anchors at Coastal Grand include Belk, Dillard's and Sears as well as Dick's Sporting Goods, Bed Bath & Beyond and a 14-screen Cinemark theater. This summer Gap and Gap Kids will open in the mall and are two of only eight new Gap stores opening in 2004.

As far as other new projects, in January we held the groundbreaking ceremony at Imperial Valley Mall in California, which is on schedule to open in March 2005. This 741,000-square-foot mall is a 60/40 joint venture with the MG Herring Group. Four department stores including Sears, Robinsons-May, JC Penney and Dillard's, as well as a 14-screen UltraStar Cinema, will anchor the new development. The leasing response has been very positive and we will feature this project at the upcoming ICSC Annual Convention. The mall is currently 55% leased and committed.

Also during the quarter we opened The Shoppes at Panama City, an associated center located adjacent to Panama City Mall. At Wilkes Barre Township Marketplace in Pennsylvania, we opened Wal-Mart, A.C. Moore Arts & Crafts and a number of shops and outparcels. This project is 99% leased and committed.

Other projects under construction include the 312,000-square-foot Charter Oak Marketplace in Hartford, CT, anchored by Wal-Mart and Marshall's and a 26,000-square-foot expansion at Garden City Plaza in Garden City, KS. These two development projects, plus the previously mentioned Wilkes Barre Township project, will be sold in January 2005 to Galileo.

Three mall expansions are in progress including East Towne and West Towne Malls in Madison, WI. Both projects include a new Dick's Sporting Goods as well as additional mall shop space and are scheduled to open this November. At Arbor Place Mall construction is well under way on the new 140,000-square-foot Rich's-Macy's scheduled to open this fall.

Expanding and adding anchor stores to our malls continues to be a priority for us. Dillard's at Northwoods Mall in Charleston, SC, completed their 30,000-square-foot expansion and is in the process of a store renovation to be completed later this year in conjunction with our overall renovation of the mall.

This year we will complete three mall renovations, Panama City Mall, Cherryvale Mall and Northwoods Mall, at an estimated cost of $22.5 million. By the end of this year, we will have completed all but two of the scheduled renovations associated with the 21-mall portfolio we acquired in 2001.

Leasing & Occupancy

We accomplished 673,000 square feet of leasing for our existing portfolio during the quarter, compared with 583,000 square feet in 2003, which excludes community centers sold to Galileo. During the quarter we entered into approximately 247,000 square feet of new leases and renewed approximately 426,000 square feet of existing tenants for small shops.

Year to date bankruptcies resulted in 64 stores closing, containing 213,000 square feet and representing $6.5 million in annual gross rentals. The bankruptcies and store closings we have experienced this year have already exceeded all of the bankruptcy-related store closings in 2003, clearly a challenge for our industry.

At the end of the first quarter, total portfolio occupancy was 90.8% an increase of 30 basis points over last year. We anticipate occupancy to trend down in the second quarter as additional stores close as a result of the bankruptcies that occurred early in the first quarter. On the positive side, this provides us an opportunity to strengthen the tenant mix in our properties.

Occupancy for the associated centers was 88.7% at the end of the quarter. The occupancy was negatively impacted by the loss of a 36,000-square-foot Just For Feet store at the Village at Rivergate in Nashville, TN, and a 46,000-square-foot Appliance Factory Warehouse at Hamilton Corner in Chattanooga, TN. These two associated centers are under redevelopment with replacement prospects that should open in 2005.

In the mall portfolio, average annual base rents for spaces leased increased by 23.5% compared to the average base rents vacated. For associated centers and the community centers, the comparable increase was 0.5% and 18.5% respectively. As mentioned earlier, the results for the community center portfolio excludes those centers already contributed to the venture with Galileo.

Retail Sales

We are pleased to report strong retail sales in our portfolio. For mall stores of 10,000 square feet and less, first quarter same store sales increased 7.5% for those tenants that have reported. Also during the first quarter percentage rents increased 5.8%, representing 3.9% of total revenues for the quarter.

Additionally during the quarter occupancy costs as a percentage of sales at our malls was 14.1% compared with 14.9% the same period one year ago.

Acquisitions

We have now completed Phases I and II of the Galileo joint venture that included the sale of 47 community centers and raised $318 million in cash proceeds. All of the cash from the Galileo transaction has now been redeployed. We are pleased with the results of this venture, and the contributed community center portfolio continues to perform well. Our expectation for future growth of this venture is one of the primary reasons we entered into this transaction. The nine remaining community centers currently held in the CBL portfolio will be sold as the opportunity to realize value occurs.

During the quarter we acquired two malls that were managed by Faison Enterprises, Volusia Mall in Daytona Beach, FL, and Honey Creek Mall in Terre Haute, IN. Both of these malls fit our middle market strategy and have strong competitive positions in each respective market.

In April we acquired Greenbrier Mall in Chesapeake, Virginia. This mall recently had a significant renovation, including Dillard's consolidating their two stores into one. Yesterday Dillard's opened their new 160,000-square-foot store. In the spring of 2005, JCPenney will open in the 105,000-square foot former Dillard's store.

Last week we acquired Fashion Square Shopping Center located in Orange Park, Florida, part of the Jacksonville MSA for $4 million. This property is a 10.1-acre site that we plan to redevelop into a new community center.

Conclusion

Before we open the call for Q&A, I would like to share our outlook:

1. We are focused on enhancing the strength of our existing mall portfolio. We are continuing to add a number of boxes at many of our malls including Barnes & Noble, Linens & Things, Dick's Sporting Goods, TJ Maxx and others. While this creates a short-term loss of income, it will improve NOI and occupancy levels as these stores open.

2. The strengthening economy coupled with strong sales and rental increases bodes well for our malls.

3. We are encouraged with the level of activity in our leasing program; demand by retailers continues to be strong.

4. We are maintaining our NOI same center growth expectations of 1.0-2.0% for the remainder of 2004 and anticipate greater NOI performance in our portfolio in 2005.

5. There have been a number of questions to us in recent months about whether our malls in middle markets are bearing a disproportionate share of retailer bankruptcies and are underperforming malls in larger markets. We do not feel this is the case at all, and remain confident in our middle market focused strategy. Our results for this quarter affirm this strategy. Retailer bankruptcies in 2004 have impacted malls across the country, and as in the past, we will work through them and end up with stronger properties. We are encouraged by the number of retailers who are working with us to grow their presence in our properties such as Brookstone, Coldwater Creek and Ann Taylor to mention just a few. Our hands-on, proactive strategy in operating our malls has served us well in the past and will continue to do so going forward.

We appreciate your confidence and support. John and I will now answer your questions.


Operator: Open for Q&A.


Final Comment:

Stephen:
Thank you again for joining us today.

99.3    Supplemental Information - First Quarter Ended March 31, 2004

            CBL & Associates Properties, Inc.
          Supplement Financial and Operating Information
           For the Three Months Ended March 31, 2004


Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

                                                               Three Months Ended
                                                                       March 31,
                                                             ------------------------
                                                               2004           2003
                                                            ----------     ----------

 REVENUES:
 Minimum rents                                               $ 109,051     $ 102,719
 Percentage rents                                                6,696         6,327
 Other rents                                                     2,786         2,029
 Tenant reimbursements                                          48,198        47,851
 Management, development and leasing fees                        1,795         1,319
 Other                                                           4,447         3,345
                                                            ----------     ----------
 Total revenues                                                172,973       163,590
                                                            ----------     ----------
 EXPENSES:
 Property operating                                             27,746        26,197
 Depreciation and amortization                                  32,745        26,225
 Real estate taxes                                              13,193        13,949
 Maintenance and repairs                                        10,285        10,527
 General and administrative                                      8,233         6,353
 Other                                                           3,032         2,341
                                                            ----------     ----------
 Total expenses                                                 95,234        85,592
                                                            ----------     ----------
 Income from operations                                         77,739        77,998
 Interest income                                                   880           579
 Interest expense                                              (40,445)      (36,956)
 Gain on sales of real estate assets                            19,825         1,104
 Equity in earnings of unconsolidated affiliates                 2,864         1,757
 Minority interest in earnings:
 Operating partnership                                         (25,034)      (20,637)
 Shopping center properties                                     (1,248)         (540)
                                                            ----------     ----------
 Income before discontinued operations                          34,581        23,305
 Operating income of discontinued operations                        29           228
 (Loss) gain on discontinued operations                             (5)        2,935
                                                            ----------     ----------
 Net income                                                     34,605        26,468
 Preferred dividends                                            (4,416)       (3,692)
                                                            ----------     ----------
 Net income available to common shareholders                 $  30,189     $  22,776
                                                            ==========     ==========
 Basic per share data:
 Income before discontinued operations, net of
   preferred dividends                                       $    1.00     $    0.66
 Discontinued operations                                             -          0.11
                                                            ----------     ----------
 Net income available to common shareholders                 $    1.00     $    0.77
                                                            ==========     ==========
 Weighted average common shares outstanding                     30,324        29,726

 Diluted per share data:
 Income before discontinued operations, net of
    preferred dividend                                       $    0.96     $    0.64
 Discontinued operations                                             -          0.10
                                                            ----------     ----------
 Net income available to common shareholders                 $    0.96     $    0.74
                                                            ==========     ==========
 Weighted average common and potential dilutive
 common shares outstanding                                      31,567        30,803

            CBL & Associates Properties, Inc.
          Supplement Financial and Operating Information
           For the Three Months Ended March 31, 2004

 The Company's calculation of FFO is as follows (in thousands):


                                                                   Three Months Ended
                                                                        March 31,
                                                                -------------------------
                                                                    2004         2003
                                                                ----------     ----------

 Net income available to common shareholders                      $ 30,189      $ 22,776

 Add:
 Depreciation and amortization from consolidated properties         32,745        26,225
 Depreciation and amortization from unconsolidated affiliates        1,196           896
 Depreciation and amortization from discontinued operations              -            97
 Minority interest in earnings of operating partnership             25,034        20,637

 Less:
 Gain on disposal of operating real estate assets                  (19,081)            -
 Minority investors' share of depreciation and amortization           (293)         (266)
 (Gain) loss on disposal of discontinued operations                      5        (2,935)
 Depreciation and amortization of non-real estate assets              (135)         (133)
                                                                ----------     ----------

 Funds from operations                                           $  69,660      $ 67,297
                                                                ==========     ==========

 Funds from operations applicable to Company shareholders        $  38,082      $ 36,104
                                                                 =========     =========
 Basic per share data:
 Funds from operations                                           $   1.26       $   1.21
                                                                 =========     =========
Weighted average common shares outstanding with operating
   partnership units fully converted                                55,471        55,409

 Diluted per share data:
 Funds from operations                                           $   1.23       $   1.19
                                                                 =========     =========
Weighted average common and potential dilutive common shares
   outstanding with operating partnership units fully converted     56,713        56,486

 SUPPLEMENTAL FFO INFORMATION:

 Straight-line rental income                                     $     650      $    970
    Straight-line rental income per share                        $    0.01      $   0.02

 Gains on outparcel sales                                        $   1,339      $  1,102
    Gains on outparcel sales per share                           $    0.02      $   0.02

 Rental revenue recognized under SFAS Nos. 141 and 142           $     638      $     50
    Rental revenue recognized under SFAS Nos. 141 and 142
        per share                                                $    0.01      $      -

 Amortization of debt premiums                                   $     973      $      -
    Amortization of debt premiums per share                      $    0.02      $      -

 Lease termination fees                                          $   1,143      $    399
   Lease termination fees per share                              $    0.02      $   0.01


            CBL & Associates Properties, Inc.
          Supplement Financial and Operating Information
           For the Three Months Ended March 31, 2004


Same-Center Net Operating Income
(Dollars in thousands)

                                                              Three Months Ended
                                                                       March 31,
                                                           -----------------------
                                                              2004         2003
                                                           ----------   ----------

Net income                                                   $ 34,605    $ 26,468

Adjustments:
Depreciation and amortization                                  32,745      26,225
Depreciation and amortization from unconsolidated affiliates    1,196         896
Depreciation and amortization from discontinued operations          -          97
Minority investors' share of depreciation and amortization in
   shopping center properties                                    (293)       (266)
Interest expense                                               40,445      36,956
Interest expense from unconsolidated affiliates                 1,417       2,096
Minority investors' share of interest expense in
   shopping center properties                                    (415)       (414)
Abandoned projects expense                                        441           8
Gain on sales of real estate assets                           (19,825)     (1,104)
Gain on sales of real estate assets from unconsolidated
  affiliates                                                     (592)          -
Minority interest in earnings - Operating Partnership          25,034      20,637
Gain on discontinued operations                                     5      (2,935)
Operating Partnership share of total NOI                      114,763     108,664
General and administrative expenses                             8,233       6,353
Management fees and non-property level revenues                (5,383)     (1,742)
Operating Partnership's share of property NOI                 117,613     113,275
NOI of non-comparable centers                                 (12,876)    (10,244)
                                                           ----------   ----------
Same center NOI                                              $104,737    $103,031
                                                           ==========   ==========

Malls NOI                                                    $ 94,734    $ 95,479
Associated centers NOI                                          5,525       4,102
Community centers NOI                                           1,691       1,579
Other NOI                                                       2,787       1,871
                                                           ----------   ----------
                                                             $104,737    $103,031
                                                           ==========   ==========
Percentage Change:
Malls NOI                                                       -0.8%
Associated centers NOI                                          34.7%
Community centers NOI                                            7.1%
Other NOI                                                       49.0%
                                                           ----------     ----------
Total same center NOI                                            1.7%
                                                           ==========     ==========

            CBL & Associates Properties, Inc.
          Supplement Financial and Operating Information
           For the Three Months Ended March 31, 2004

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

                                                                                     March 31, 2004
                                                                    --------------------------------------------
                                                                     Fixed Rate     Variable Rate     Total
                                                                    --------------------------------------------
Consolidated debt                                                     $ 2,369,807      $ 446,075    $ 2,815,882
Minority investors' share of consolidated debt                            (53,683)             -        (53,683)
Company's share of unconsolidated affiliates' debt                         59,311         98,877        158,188
                                                                    --------------------------------------------
Company's share of consolidated and unconsolidated debt               $ 2,375,435      $ 544,952    $ 2,920,387
                                                                   ===============-==============--=============
Weighted average interest rate                                              6.56%          2.46%          5.80%
                                                                   ===============-==============--=============

                                                                          March 31, 2003
                                                                    --------------------------------------------
                                                                     Fixed Rate     Variable Rate     Total
                                                                    --------------------------------------------
Consolidated debt                                                     $ 1,943,722      $ 499,760    $ 2,443,482
Minority investors' share of consolidated debt                            (19,992)             -        (19,992)
Company's share of unconsolidated affiliates' debt                         38,033         28,229         66,262
                                                                    --------------------------------------------
Company's share of consolidated and unconsolidated debt               $ 1,961,763      $ 527,989    $ 2,489,752
                                                                   ===============-==============--=============
Weighted average interest rate                                              7.09%          3.23%          6.27%
                                                                   ===============-==============--=============
Debt-To-Total-Market Capitalization Ratio as of March 31, 2004
(In thousands, except stock price)                                     Shares
                                                                    Outstanding    Stock Price (1)    Value
                                                                    --------------------------------------------
Common stock and operating partnership units                               55,808     $ 61.34       $ 3,423,263
8.75% Series B Cumulative Redeemable Preferred Stock                        2,000     $ 50.00           100,000
7.75% Series C Cumulative Redeemable Preferred Stock                          460     $ 250.00          115,000
                                                                                                    ------------
Total market equity                                                                                   3,638,263
Company's share of total debt                                                                         2,920,387
                                                                                                    ------------
Total market capitalization                                                                           6,558,650
                                                                                                   =============
Debt-to-total-market capitalization ratio                                                                 44.5%
                                                                                                   =============

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on March 31, 2004. The stock price for the preferred stock represents the face value of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding (In thousands)

                                                        Three Months Ended
                                                             March 31,
                                                    ------------------------------
                                                       Basic          Diluted
                                                    -------------  ---------------
2004:
Weighted average shares - EPS                             30,324           31,567
Weighted average operating partnership units              25,147           25,146
                                                    -------------  ---------------
Weighted average shares- FFO                              55,471           56,713
                                                    =============  ===============
2003:
Weighted average shares - EPS                             29,726           30,803
Weighted average operating partnership units              25,683           25,683
                                                    -------------  ---------------
Weighted average shares- FFO                              55,409           56,486
                                                    =============  ===============

Dividend Payout Ratio                                    Three Months Ended
                                                                       March 31,
                                                    ------------------------------
                                                        2004            2003
                                                    -------------  ---------------
Dividend per share                                       $ 0.725          $ 0.655
FFO per diluted, fully converted share                    $ 1.23           $ 1.19
                                                    -------------  ---------------
Dividend payout ratio                                      58.9%            55.0%
                                                    =============  ===============

            CBL & Associates Properties, Inc.
          Supplement Financial and Operating Information
           For the Three Months Ended March 31, 2004

Consolidated Balance Sheets
(Preliminary and unaudited,  in thousands)

                                                           March 31,     December 31,
                                                              2004           2003
                                                          -----------     -----------
 ASSETS
 Real estate assets:
 Land                                                     $  583,053      $   578,310
 Buildings and improvements                                3,890,836        3,678,074
                                                          -----------     -----------
                                                           4,473,889        4,256,384
 Less: accumulated depreciation                             (494,725)        (467,614)
                                                          -----------     -----------
                                                           3,979,164        3,788,770
 Real estate assets held for sale                             60,500           64,354
 Developments in progress                                     51,879           59,096
                                                          -----------     -----------
 Net investment in real estate                             4,091,543        3,912,220
 Cash, restricted cash and cash equivalents                   35,789           20,332
 Cash in escrow                                                    -           78,476
 Receivables:
 Tenant, net of allowance                                     40,037           42,165
 Other                                                        11,438            3,033
 Mortgage notes receivable                                    27,506           36,169
 Investment in unconsolidated affiliates                      84,895           96,450
 Other assets                                                 77,296           75,465
                                                          -----------     -----------
                                                          $4,368,504      $ 4,264,310
                                                          ===========     ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Mortgage and other notes payable                        $ 2,813,356      $ 2,709,348
 Mortgage notes payable on real estate assets held
  for sale                                                     2,526           28,754
 Accounts payable and accrued liabilities                    160,289          161,478
                                                          -----------     -----------
 Total liabilities                                         2,976,171        2,899,580
                                                          -----------     -----------
 Commitments and contingencies
 Minority interests                                          540,483          526,993
                                                          -----------     -----------
 Shareholders' equity:
 Preferred Stock, $.01 par value                                  25               25
 Common Stock, $.01 par value                                    307              303
 Additional paid-in capital                                  824,106          818,051
 Deferred compensation                                        (1,511)          (1,607)
 Retained earnings                                            28,923           20,965
                                                          -----------     -----------
 Total shareholders' equity                                  851,850          837,737
                                                          -----------     -----------
                                                          $4,368,504       $4,264,310
                                                          ===========     ===========

The March 31, 2004 balance sheet is preliminary as of the date of this report. Please refer to the Company's Quarterly Report on Form 10-Q when filed for the final balance sheet as of March 31, 2004.

           CBL & Associates Properties, Inc.
   Supplemental Financial and Operating Information
           For the Three Months Ended March 31, 2004

     The Company presents the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense because the Company believes that the EBITDA to interest coverage ratio, along with cash flows from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt.

Ratio of EBITDA to Interest Expense
(Dollars in thousands)

                                                         Three Months Ended
                                                              March 31,
                                                        ----------------------
                                                           2004       2003
                                                        ----------------------
EBITDA:
Net Income                                                $ 34,605   $ 26,468

Adjustments:
Depreciation and amortization                               32,745     26,225
Depreciation and amortization from unconsolidated affiliates 1,196        896
Depreciation and amortization from discontinued operations       -         97
Minority investors' share of depreciation and amortization in
   shopping center properties                                 (293)      (266)
Interest expense                                            40,445     36,956
Interest expense from unconsolidated affiliates              1,417      2,096
Interest expense from discontinued operations                    -          -
Minority investors' share of interest expense in
   shopping center properties                                 (415)      (414)
Income taxes                                                   446        494
Loss on extinguishment of debt                                   -          -
Abandoned projects expense                                     441          8
Sales of Completed Centers                                 (19,081)         -
Minority interest in earnings - Operating Partnership       25,034     20,637
Gain on discontinued operations                                  5     (2,935)
                                                        ----------------------
Company's share of total EBITDA                           $116,545  $ 110,262
                                                        ======================


Interest Expense:
Interest expense                                          $ 40,445   $ 36,956
Interest expense from discontinued operations                    -          -
Interest expense from unconsolidated affiliates              1,417      2,096
Minority investors' share of interest expense in
   shopping center properties                                 (415)      (414)
                                                        ----------------------
Company's share of total interest expense                 $ 41,447   $ 38,638
                                                        ======================

Ratio of EBITDA to Interest Expense                           2.81       2.85
                                                        ======================

Reconciliation of EBITDA to Cash Flows From Operating Activities
(In thousands)

                                                                  Three Months Ended
                                                                       March 31,
                                                                 ----------------------
                                                                    2004       2003
                                                                 ----------------------

Company's share of total EBITDA                                    $116,545  $ 110,262
Interest expense                                                    (40,445)   (36,956)
Minority interest's share of interest expense                           415        414
Income taxes                                                           (446)      (494)
Amortization of deferred financing costs and non real estate
        depreciation                                                  1,578      1,056
Amortization of debt premiums                                           932          -
Amortization of above and below market leases                          (638)       (50)
Depreciation and interest expense from unconsolidated affiliates     (2,613)    (2,992)
Equity in earnings in excess of distributions from unconsolidated
       affiliates                                                      (782)    (1,046)
Minority investors' share of depreciation and amortization in           293        266
       shopping center properties
Minority interest in earnings - shopping center properties            1,248        540
Gains on outparcel sales                                               (744)    (1,104)
Issuances of stock under incentive plan                                 999      1,129
Amortization of deferred compensation                                   (93)         -
Deferred compensation                                                   119         89
Changes in assets and liabilities                                   (10,973)   (12,588)
                                                                 ----------------------
Cash flows from operating activities                               $ 65,395   $ 58,526
                                                                 ======================

       CBL & Associates Properties, Inc.
    Supplemental Financial and Operating Information
     For the Three Months Ended March 31, 2004

Schedule of Mortgage and Other Notes Payable as of March 31, 2004
(Dollars in thousands)

                                                Maturity Interest  Balance    Balance
Property              Location                    Date     Rate   3/31/2004    Fixed     Variable
---------------------------------------------------------------------------------------------------
Cincinnati, OH        Eastgate Mall              Feb-04    2.625%   $ 41,125        $ -   $ 41,125
Brownsville, TX       Sunrise Mall               May-04    4.900%     40,000     40,000          -
Midland, MI           Midland Mall               Jun-04    2.620%     30,000          -     30,000
Lexington, KY         Fayette Mall Development   Dec-04    2.770%      8,550          -      8,550
Brookfield, IL        Brookfield Square          May-05    7.498%     71,276     71,276          -
Hattiesburg, MS       Turtle Creek Mall          Mar-06    7.400%     30,914     30,914          -
Rockford, IL          Cherryvale Mall            Jul-06    7.375%     45,407     45,407          -
Lynchburg, VA         River Ridge Mall           Jan-07    9.302%     22,244     22,244          -
Madison, WI           East Towne Mall            Jan-07    8.010%     27,675     27,675          -
Madison, WI           West Towne Mall            Jan-07    8.010%     42,787     42,787          -
Chattanooga, TN       Hamilton Place             Mar-07    7.000%     65,001     65,001          -
Cincinnati, OH        Eastgate Crossing          Apr-07    6.380%     10,345     10,345          -
Charleston, SC        Citadel Mall               May-07    7.390%     31,562     31,562          -
Dalton, GA            Walnut Square              Feb-08   10.125%        462        462          -
Highpoint, NC         Oak Hollow Mall            Feb-08    7.310%     45,617     45,617          -
Uvalde, TX            Uvalde Plaza               Feb-08   10.625%        424        424          -
Winston-Salem NC      Hanes Mall                 Jul-08    7.310%    110,868    110,868          -
Nashville, TN         Hickory Hollow Mall        Aug-08    6.770%     89,099     89,099          -
Nashville, TN         Courtyard At Hickory HollowAug-08    6.770%      4,148      4,148          -
Nashville, TN         Rivergate Mall             Aug-08    6.770%     72,009     72,009          -
Nashville, TN         Village At Rivergate       Aug-08    6.770%      3,401      3,401          -
Lansing, MI           Meridian Mall              Oct-08    4.520%     94,952     94,952          -
Cary , NC             Cary Towne Center          Mar-09    6.850%     88,052     88,052          -
Fairview Heights, IL  St. Claire Square          Apr-09    7.000%     68,509     68,509          -
Daytona Beach, FL     Volusia Mall               Apr-09    6.950%     54,807     54,807          -
Terre Haute, IN       Honey Creek Mall           Apr-09    6.700%     33,000     33,000          -
Meridian, MS          Bonita Lakes Mall          Oct-09    6.820%     26,978     26,978          -
Meridian, MS          Bonita Lakes Crossing      Oct-09    6.820%      8,465      8,465          -
Spartanburg, SC       Westgate Crossing          Jul-10    8.420%      9,638      9,638          -
Burnsville, MN        Burnsville Center          Aug-10    8.000%     70,614     70,614          -
Roanoke, VA           Valley View Mall           Sep-10    5.100%     44,789     44,789          -
Nashville, TN         Coolsprings Galleria       Sep-10    8.290%     59,905     59,905          -
Beaumont, TX          Parkdale Mall              Oct-10    5.010%     56,421     56,421          -
Beaumont, TX          Parkdale Crossing          Oct-10    5.010%      8,909      8,909          -
Stroud, PA            Stroud Mall                Dec-10    8.420%     31,744     31,744          -
Wausau, WI            Wausau Center              Dec-10    6.700%     13,539     13,539          -
York, PA              York Galleria              Dec-10    8.340%     50,765     50,765          -
Lexington, KY         Fayette Mall               Jul-11    7.000%     95,183     95,183          -
Chattanooga, TN       Hamilton Corner            Aug-11   10.125%      2,447      2,447          -
Asheville,  NC        Asheville Mall             Sep-11    6.980%     69,334     69,334          -
Portland, ME          BJ'S Plaza                 Dec-11   10.400%      2,526      2,526          -
Ft. Smith, AR         Massard Crossing           Feb-12    7.540%      5,893      5,893          -
Houston, TX           Willowbrook Plaza          Feb-12    7.540%     30,151     30,151          -
Vicksburg, MS         Pemberton Plaza            Feb-12    7.540%      2,013      2,013          -
Fayetteville, NC      Cross Creek Mall           Apr-12    7.400%     63,912     63,912          -
Colonial Heights, VA  Southpark Mall             May-12    7.000%     37,874     37,874          -
Asheboro, NC          Randolph Mall              Jul-12    6.500%     15,258     15,258          -
Douglasville, GA      Arbor Place Mall           Jul-12    6.510%     79,211     79,211          -
Douglasville, GA      The Landing At Arbor Place Jul-12    6.510%      8,942      8,942          -
Jackson, TN           Old Hickory Mall           Jul-12    6.510%     34,989     34,989          -
Louisville, KY        Jefferson Mall             Jul-12    6.510%     44,125     44,125          -
N. Charleston SC      Northwoods Mall            Jul-12    6.510%     63,174     63,174          -
Racine, WI            Regency Mall               Jul-12    6.510%     34,600     34,600          -
Saginaw, MI           Fashion Square             Jul-12    6.510%     60,647     60,647          -
Spartanburg, SC       Westgate Mall              Jul-12    6.500%     54,814     54,814          -
Chattanooga, TN       CBL Center                 Aug-12    6.250%     14,717     14,717          -
Panama City, FL       Panama City Mall           Aug-12    7.300%     40,041     40,041          -
Greensburg, PA        Westmoreland Mall          Jan-13    5.050%     83,260     83,260          -
Morristown, TN        College Square             Sep-13    6.750%     12,074     12,074          -
Columbia, SC          Columbia Mall              Oct-13    5.450%     33,678     33,678          -
Janesville, WI        Janesville Mall            Apr-16    8.375%     14,088     14,088          -
                                                                   ---------- ---------    ---------
                                                                   2,416,952  2,337,277     79,675
                                                                   ---------- ---------    ---------
Debt Premiums
Lynchburg, VA         River Ridge Mall           Jan-07    4.000%      2,320      2,320          -
Daytona Beach, FL     Volusia Mall               Apr-09    4.750%      4,614      4,614          -
Terre Haute, IN       Honey Creek Mall           Apr-09    4.750%      3,145      3,145          -
Roanoke, VA           Valley View Mall           Sep-10    5.100%      8,341      8,341          -
Fayetteville, NC      Cross Creek Mall           Apr-12    5.000%      9,690      9,690          -
Colonial Heights, VA  Southpark Mall             May-12    5.100%      4,420      4,420          -
                                                                   ---------- ---------    ---------
                                                                      32,530     32,530          -
                                                                   ---------- ---------    ---------

SUBTOTAL                                                           2,449,482  2,369,807     79,675
                                                                   ---------- ---------    ---------
Weighted average interest rate                                          6.44%      6.57%      2.64%

CONSTRUCTION LOANS                                                        -          -          -
                                                                   ---------- ---------    ---------

LINES OF CREDIT                                                      366,400          -    366,400
                                                                   ---------- ---------    ---------
Weighted average interest rate                                          2.29%

TOTAL BALANCE SHEET                                               $2,815,882 $2,369,807  $ 446,075
Weighted average interest rate                                          5.90%      6.57%     2.35%

Plus CBL Share Of Unconsolidated Affiliates
Huntsville, AL        Parkway Place              Dec-04   2.620%      29,052          -     29,052
Myrtle Beach, SC      Coastal Grand              May-06   2.938%      64,907          -     64,907
El Centro, CA         Imperial Valley Mall       Dec-06   2.780%         418          -        418
Paducah, KY           Kentucky Oaks              Jun-07   9.000%      15,943     15,943          -
Del Rio, TX           Plaza Del Sol              Aug-10   9.150%       1,948      1,948          -
Clarksville, TN       Governor's Square          Sep-16   8.230%      15,422     15,422          -
Galileo America LLC   Portfolio of 45 community various   5.074%      30,498     25,998      4,500
                                                                   ---------- ---------    ---------
                                                                     158,188     59,311     98,877
                                                                   ---------- ---------    ---------
Less Minority Interest Share                    Minority Interest
Chattanooga, TN       CBL Center                8.0000%  6.2500%      (1,177)    (1,177)         -
Chattanooga, TN       Hamilton Corner           10.0000% 10.1250%       (245)      (245)         -
Chattanooga, TN       Hamilton Place            10.0000% 7.0000%      (6,500)    (6,500)         -
Ft. Smith AR          Massard Crossing          10.0000% 7.5400%      (5,303)    (5,303)         -
Highpoint, NC         Oak Hollow Mall           25.0000% 7.3100%     (11,404)   (11,404)         -
Houston, TX           Willowbrook Plaza         25.0000% 7.5400%     (27,136)   (27,136)         -
Uvalde, TX            Uvalde Plaza              25.0000% 10.6250%       (106)      (106)         -
Vicksburg, MS         Pemberton Plaza           25.0000% 7.5400%      (1,812)    (1,812)         -
                                                                   ---------- ---------    ---------
                                                                     (53,683)   (53,683)         -
                                                                   ---------- ---------    ---------

TOTAL OBLIGATIONS                                                 $2,920,387 $2,375,435   $544,952
                                                                   ========== =========    =========
Weighted average interest rate                                          5.80%      6.56%      2.46%

Total Debt of Unconsolidated Affiliates
Huntsville, AL        Parkway Place              Dec-04   2.620%    $ 58,105        $ -   $ 58,105
Myrtle Beach, SC      Coastal Grand              May-06   2.938%      64,907          -     64,907
El Centro, CA         Imperial Valley Mall       Dec-06   2.840%         418          -        418
Paducah, KY           Kentucky Oaks              Jun-07   9.000%      31,886     31,886          -
Del Rio, TX           Plaza Del Sol              Aug-10   9.150%       3,850      3,850          -
Clarksville, TN       Governor's Square          Sep-16   8.230%      32,467     32,467          -
Galileo America LLC   Portfolio of 45 community various   5.074%     304,984    259,984     45,000
                                                                   ---------- ---------    ---------
                                                                   $ 496,617  $ 328,187  $ 168,430
                                                                   ========== =========    =========

         CBL & Associates Properties, Inc.
   Supplemental Financial and Operating Information
      For the Three Months Ended March 31, 2004

Comparable New and Renewal Leasing Activity for
The Three Months Ended March 31, 2004

                                                             New                          New
                               Square      Prior PSF       PSF Base      % Change       PSF Base     % Change
  Property Type                 Feet       Base Rent     Rent - Initial  Initial      Rent - Average  Average
-------------------          ------------ -------------  ------------- -------------  -------------  ----------
Stabilized malls                 632,206       $ 24.91        $ 25.24          1.3%        $ 25.69        3.1%
Associated centers                 6,480         15.13          15.00         -0.9%          15.00       -0.9%
Community centers                  4,560          9.29          10.14          9.1%          10.14        9.1%


Comparable Stabilized Mall Leasing Activity for
The Three Months Ended March 31, 2004

                                                             New                          New
                               Square      Prior PSF       PSF Base      % Change       PSF Base     % Change
 Stabilized Malls               Feet       Base Rent     Rent - Initial  Initial      Rent - Average  Average
-------------------          ------------ -------------  ---------------------------  -------------------------
New leases                       209,805       $ 25.23        $ 29.42         16.6%        $ 30.36       20.3%
Renewal leases                   422,401         24.76          23.15         -6.5%          23.37       -5.6%


Total Leasing Activity Compared to Tenants Vacating for
The Three Months Ended March 31, 2004

                                             Leased                      Vacated
                               Leased      Average Base    Vacated      Average Base    % Change
  Property Type                Sq. Ft.      Rent PSF       Sq. Ft.       Rent PSF       Average
-------------------          ------------ -------------  ------------- -------------  -------------
Malls                            660,135       $ 26.56        527,443       $ 21.50         23.53%
Associated centers                 7,924         15.37         12,826         15.29          0.52%
Community centers                  4,560         10.14          6,750          8.56         18.46%


Average Annual Base Rents Per Square Foot By Property Type

                                                           March 31,
                                          ------------------------------------------
                                              2004           2003        % Change
                                          -------------  ------------- -------------
Stabilized malls                               $ 25.03        $ 23.70          5.6%
Non-stabilized malls                             27.37          26.48          3.4%
Associated centers                               10.05          10.01          0.4%
Community centers                                 7.85          10.14        -22.6%

         CBL & Associates Properties, Inc.
   Supplemental Financial and Operating Information
      For the Three Months Ended March 31, 2004


Capital Expenditures for The Three Months Ended March 31, 2004
(In thousands)

Tenant allowances                                           $ 6,162
                                                        ------------
Renovations                                                   2,720
                                                        ------------
Deferred maintenance:
   Parking lot and parking lot lighting                           -
   Roof repairs and replacements                                188
   Other capital expenditures                                 3,173
                                                        ------------
   Total deferred maintenance expenditures                    3,361
                                                        ------------

Total capital expenditures                                 $ 12,243
                                                        ============

     The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as deferred maintenance expenditures. These expenditures are billed to tenants as common area maintenance expense and the majority is recovered over a five to fifteen year period. Renovation capital expenditures are for remodelings and upgrades for enhancing our competitive position in the market area. A portion of these expenditures covering items such as new floor coverings, painting, lighting and new seating areas are also recovered through tenant billings. The costs of other items such as new entrances, new ceilings and skylights are not recovered from tenants. We estimate that 30% of our renovation expenditures are recoverable from our tenants over a ten to fifteen year period. The third category of capital expenditures is tenant allowances, sometimes made to third-generation tenants. Tenant allowances are recovered through minimum rents from the tenants over the term of the lease.


Deferred Leasing Costs Capitalized                      Three Months Ended
(In thousands)                                               March 31,
                                                     -------------------------
                                                        2004         2003
                                                     ------------ ------------
                                                        $ 492        $ 494

          CBL & Associates Properties, Inc.
    Supplemental Financial and Operating Information
       For the Three Months Ended March 31, 2004

Properties Under Development at March 31, 2004
(Dollars in millions)

                                                              Gross      CBL's Cost      Cost
                                                            Leasable     or Share of     Spent        Opening      Initial
 Property                          Location                   Area          Cost        To Date        Date        Yield
---------------------------------  ----------------------  ------------  ------------  ----------  --------------  ------
New Mall Developments:
Imperial Valley Mall               El Centro, CA               741,000        $ 44.2      $ 10.1     March-05        10%
   (60/40 joint venture)

Mall Expansions:
Arbor Place Rich's-Macy's          Douglasville, GA            140,000          10.0         3.8    November-04       0%
East Towne Mall                    Madison, WI                 139,000          20.5         9.5    November-04       7%
West Towne Mall                    Madison, WI                  94,000          16.2         5.3    November-04       9%

Community Centers:
Charter Oak Marketplace            Hartford, CT                312,000          13.3         3.0    November-04      10%

                                                           ------------  ------------  ----------
                                                             1,426,000       $ 104.2      $ 31.7
                                                           ============  ============  ==========
